Exhibit 99.1

NEWS RELEASE

Media Contact: Investor Contact:	BIO-key International, Inc. Bud Yanak 732-359-1113 DRG&E Gus Okwu, Managing Director 404-892-8178

BIO-key Reports First Quarter 2007 Results

Revenues Increased 23%; Loss Continues to Decline

Wall, NJ, May 15, 2007 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today announced its financial results for the first quarter ended March 31, 2007.

Total revenue for the three months ended March 31, 2007 increased 23% to $3.9 million from $3.1 million reported in the restated financial statements for the corresponding period in 2006.  The increase in revenues in the first quarter of 2007, compared to the corresponding period in 2006, was driven by primarily by an increase in license fees and other revenue as well as $284,000 from payment received on a long-term project, which the Company participated in as a subcontractor during prior periods.

Gross profit for the first quarter of 2007 increased 33% to $3.2 million from $2.4 million reported for the corresponding period in 2006.  BIO-key’s gross margin for the first quarter of 2007 was 82% compared to 76% for the corresponding period in 2006.  The improvement in gross margin in the first quarter of 2007 was primarily due to BIO-key’s continued focus to move from long-term projects to licensing-based agreements. Operating expenses for the first quarter of 2007 increased 3.4% to $4.4 million from $4.2 million reported for the first quarter of 2006.  The increase in operating expenses in the first quarter of 2007 was primarily due to legal and regulatory costs associated with an acquisition bid that was made by the Company, but ultimately withdrawn.  BIO-key’s operating loss improved in the first quarter of 2007 to ($1.2 million) compared to an operating loss of ($1.8 million) in the corresponding period in 2006.

“We are especially pleased with the Company’s first quarter results as they reflect our continued success in closing on new larger-scale licensed-based projects as well as reducing expenses through ongoing cost control,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “We continued to migrate further towards a licensed product model enabling us to report a gross margin in excess of 80%.  Some of the new business that was booked during the quarter included the Oklahoma Department of Safety’s commitment to our MobileCop™ software and add-ons by the Indiana State Police to MobileCop and Onondaga County, NY to FireRMS®.”

Net loss was ($912,000) for the first quarter ended March 31, 2007 compared to a net loss of ($3.8 million) for the corresponding period in 2006.  However, excluding an item relating to the early extinguishment of debt, net loss for the first quarter of 2006 was ($1.5 million).  The first quarter 2007 net loss per share was $(0.02) compared to a net loss per share of $(0.08) for the corresponding period in 2006.  Adjusting for the item relating to the early debt extinguishment, net loss per share for the first quarter of 2006 was $(0.03).

Consolidated cash and cash equivalents at March 31, 2007 was $0.8 million.

DePasquale concluded, “BIO-key is uniquely positioned to deliver the mobile wireless and biometric identification solutions to enable the delivery of critical information for campus, federal, state and local public safety agencies.  Recent tragedies on school campuses, as well as the alleged terrorist cell uncovered in New Jersey, represent the types of situations where BIO-key solutions can be implemented to deliver secure access to critical law enforcement and public records information on any device.  Additionally, our solutions can also be delivered on any network, public or private.  BIO-key’s commercial biometric solutions continue to be deployed in a host of accounts and in various industries including Retail, Finance, Banking, Healthcare and Education. We are pleased with our continued success in growing our customer base, which we think is in direct correlation to our customers’ overall satisfaction with our compelling product suite and service quality.  In addition, we have maintained a diligent approach towards management of our operating costs.  We continue to focus on enhancing shareholder value and evaluating opportunities that we believe will benefit the Company on a long-term basis.”

Conference Call Details

BIO-key has scheduled a call for Thursday, May 17th at 9:00 a.m. Eastern Time to discuss first quarter 2007 financial results.  Dialing 303-262-2125 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through May 24th, 2007 and may be accessed by dialing 303-590-3000 and using the pass code 11089929#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website (www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide.  (http://www.bio-key.com)

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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